Exhibit 99.1

Hanover Compressor Company

More Than a Compressor Company™

Press Information

Houston, May 1, 2007

Hanover Compressor Company Reports Strong Results
for First Quarter 2007

Hanover Compressor Company (NYSE: HC), a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas production, processing and treating applications, today reported financial results for the quarter ended March 31, 2007.

Summary
First quarter 2007 revenue increased to $473.2 million, a 27% increase over first quarter 2006 revenue of $372.8 million. Net income for the first quarter 2007 was $25.4 million, or $0.23 earnings per share, compared with net income of $22.4 million, or $0.22 earnings per share, in the first quarter 2006.

EBITDA(1) from continuing operations for the first quarter 2007 was a record $117.6 million, a 13% increase over first quarter 2006 EBITDA of $104.2 million. The first quarter 2006 EBITDA included a $28.4 million gain on the sale of amine rental assets and a $5.9 million charge related to debt extinguishment costs.

“Hanover’s strong start to the year was underpinned by significant improvements in profitability in our Eastern Hemisphere business,” said John Jackson, President and CEO. “We remain focused on running our business and continue to be enthusiastic about the benefits of the anticipated merger with Universal Compression Holdings, Inc., which we still expect to close in the third quarter of 2007. We continue to see strong fabrication backlog and robust activity across our service lines, providing a high degree of visibility going forward.”

Summary of Business Line Results

U.S. Rentals
(in thousands)

	Three months ended
	March 31,
	2007	2006	Increase (Decrease)
Revenue	$99,636	$91,643	9%
Operating expense	38,877	38,091	2%

Gross profit	$60,759	$53,552	13%
Gross margin	61%	58%	3%

U.S. rental revenue, gross profit and gross margin increased during the quarter ended March 31, 2007, compared to the quarter ended March 31, 2006, due primarily to an improvement in market conditions that has led to an improvement in pricing.

International Rentals
(in thousands)

	Three months ended
	March 31,
	2007	2006	Increase (Decrease)
Revenue	$67,291	$62,506	8%
Operating expense	23,305	21,332	9%

Gross profit	$43,986	$41,174	7%
Gross margin	65%	66%	(1)%

During the first quarter of 2007, international rental revenue and gross profit increased, compared to the first quarter of 2006, primarily due to increased rental activity in Brazil. Gross margin decreased primarily due to higher repair and maintenance costs in Argentina and lower revenue in Nigeria due to local civil unrest.

Parts, Service and Used Equipment
(in thousands)

	Three months ended
	March 31,
	2007	2006	Increase (Decrease)
Revenue	$81,340	$49,271	65%
Operating expense	66,845	41,062	63%

Gross profit	$14,495	$8,209	77%
Gross margin	18%	17%	1%

Parts, service and used equipment revenue and gross profit for the quarter ended March 31, 2007 were higher than the quarter ended March 31, 2006 primarily due to higher installation revenues and used rental equipment sales during the current quarter. Gross margin was higher in the first quarter of 2007 due to an increase in installation revenues at higher margins.

Parts, service and used equipment revenue includes two business components: (1) parts and service and (2) used rental equipment sales and installation revenues. For the quarter ended March 31, 2007, parts and service revenue was $47.3 million with a gross margin of 24%, compared to $42.9 million and 26%, respectively, for the quarter ended March 31, 2006. Installation revenue and used rental equipment sales for the quarter ended March 31, 2007 was $34.0 million with a gross margin of 9%, compared to $6.4 million with a (44%) gross margin for the quarter ended March 31, 2006. The increase in sales and gross margin was primarily due to the completion of installation projects in the first quarter of 2007 with improved gross margins primarily due to $3.0 million of cost overruns on installation jobs recorded in the first quarter of 2006 that did not reoccur in 2007. Our installation revenue and used rental equipment sales and gross margins vary significantly from period to period and are dependent on the exercise of purchase options on rental equipment by customers and timing of the start-up of new projects by customers.

Compressor and Accessory Fabrication
(in thousands)

	Three months ended
	March 31,
	2007	2006	Increase (Decrease)
Revenue	$78,708	$54,691	44%
Operating expense	63,245	46,693	35%

Gross profit	$15,463	$7,998	93%
Gross margin	20%	15%	5%

For the quarter ended March 31, 2007, compression and accessory fabrication revenue, gross profit and gross margin increased primarily due to improved market conditions that led to higher sales levels, better pricing and an improvement in operating efficiencies.

Production and Processing Equipment Fabrication
(in thousands)

	Three months ended
	March 31,
	2007	2006	Increase (Decrease)
Revenue	$133,238	$78,619	69%
Operating expense	111,538	68,963	62%

Gross profit	$21,700	$9,656	125%
Gross margin	16%	12%	4%

Production and processing equipment fabrication revenue, gross profit and gross margin for the quarter ended March 31, 2007 increased over the quarter ended March 31, 2006, primarily due to an increase in revenue and improved operating results at Belleli. Belleli’s revenue and gross profit increased for the quarter ended March 31, 2007 compared to the same period in 2006 due to improved market conditions. During the quarter ended March 31, 2007, Belleli’s revenue increased $55.4 million to $97.6 million and gross profit increased $8.6 million to $12.4 million compared to the quarter ended March 31, 2006.

Capital and Other
Hanover had capital expenditures of approximately $73 million in the first quarter of 2007, compared to approximately $58 million in the first quarter of 2006. At March 31, 2007, the Company had approximately $1.38 billion in debt and compression equipment lease obligations, compared to $1.49 billion at March 31, 2006.

Hanover’s fabrication backlog was $772.5 million on March 31, 2007, compared to approximately $807.6 million at December 31, 2006 and $660.4 million at March 31, 2006. As of March 31, 2007, compression and accessory fabrication backlog was $354.0 million compared to $200.5 million at March 31, 2006. Production and processing equipment fabrication backlog was $418.5 million at March 31, 2007, compared to $459.9 million at March 31, 2006, including Belleli’s backlog of $321.0 million and $388.2 million at March 31, 2007 and 2006, respectively.

Total compression horsepower at March 31, 2007 was approximately 3,335,000, consisting of approximately 2,433,000 horsepower in the United States and approximately 902,000 horsepower internationally.

Compression HP Utilization Rate

Date	U.S.	International	Total
March 31, 2007	83%	96%	87%

December 31, 2006	84%	97%	87%

March 31, 2006	83%	98%	87%

Conference Call Details
Hanover Compressor Company (NYSE: HC) announces the following schedule and teleconference information for its first quarter 2007 earnings release:

•	Earnings Release: Tuesday, May 1, 2007 before market open by public distribution through Business Wire and the Hanover website at www.hanover-co.com.

•	Teleconference: Tuesday, May 1, 2007 at 11 a.m. EDT hosted by Stephen York, Vice President, Investor Relations and Technology. Speakers will be John E. Jackson, President and CEO, and Lee E. Beckelman, Senior Vice President and CFO. To access the call, United States and Canadian participants should dial (800) 289-0494. International participants should dial (913) 981-5520 at least 10 minutes before the scheduled start time. Please reference Hanover conference call number 8617194.

•	Live Webcast: The webcast will be available in listen-only mode via the Company’s website: www.hanover-co.com

•	Webcast Replay: For those unable to participate, a replay will be available from 1:30 p.m. EDT on Tuesday, May 1, until 1:30 p.m. EDT Tuesday, May 8, 2007. To listen to the replay, please dial 888-203-1112 in the U.S. and Canada, or 719-457-0820 internationally and enter access code 8617194.

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About Hanover Compressor Company
Hanover Compressor Company (NYSE:HC) is a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas production, processing and transportation applications. Hanover sells and rents this equipment and provides complete operation and maintenance services, including run-time guarantees for both customer-owned equipment and its fleet of rental equipment. Founded in 1990 and a public company since 1997, Hanover’s customers include both major and independent oil and gas producers and distributors as well as national oil and gas companies. More information can be found at www.hanover-co.com.

Forward-looking Statements
Certain matters discussed in this presentation are “forward-looking statements” intended to qualify for the safe harbors from liabilities established by the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can generally be identified as such because of the context of the statement or because the statement includes words such as “believes,” “anticipates,” “expects,” “estimates,” or words of similar import. Similarly, statements that describe Hanover’s future plans, objectives or goals or future revenues or other financial measures are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those anticipated as of the date the statements were made. These risks and uncertainties include, but are not limited to: our inability to renew our short-term leases of equipment with our customers so as to fully recoup our cost of the equipment; a prolonged substantial reduction in oil and natural gas prices, which could cause a decline in the demand for our compression and oil and natural gas production and processing equipment; reduced profit margins or the loss of market share resulting from competition or the introduction of competing technologies by other companies; changes in economic or political conditions in the countries in which we do business, including civil uprisings, riots, terrorism, kidnappings, the taking of property without fair compensation and legislative changes; changes in currency exchange rates; the inherent risks associated with our operations, such as equipment defects, malfunctions and natural disasters; ability to obtain components used to fabricate our products; our inability to implement certain business objectives, such as international expansion, ability to timely and cost-effectively execute integrated projects, integrating acquired businesses, generating sufficient cash, accessing the capital markets, and refinancing existing or incurring additional indebtedness to fund our business; our inability to consummate the proposed merger with Universal Compression Holdings, Inc.; changes in governmental safety, health, environmental and other regulations, which could require us to make significant expenditures; and our inability to comply with covenants in our debt agreements and the decreased financial flexibility associated with our substantial debt. A discussion of these and other factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Investor Relations Inquiries:
Stephen York
Vice President, Investor Relations and Technology
Tel: (832) 554-4856
E-mail: syork@hanover-co.com

(Tables Follow)

HANOVER COMPRESSOR COMPANY
CONSOLIDATED FINANCIAL DATA AND EBITDA RECONCILIATION
(in thousands of dollars, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2007	2006
Revenues and other income:
U.S. rentals	$99,636	$91,643
International rentals	67,291	62,506
Parts, service and used equipment	81,340	49,271
Compressor and accessory fabrication	78,708	54,691
Production and processing equipment fabrication	133,238	78,619
Equity in income of non-consolidated affiliates	5,683	5,848
Gain on sale of business and other income	7,332	30,219

	473,228	372,797
Expenses:
U.S. rentals	38,877	38,091
International rentals	23,305	21,332
Parts, service and used equipment	66,845	41,062
Compressor and accessory fabrication	63,245	46,693
Production and processing equipment fabrication	111,538	68,963
Selling, general and administrative	51,794	48,055
Merger expenses	324	—
Foreign currency translation	(308)	(1,497)
Early extinguishment of debt	—	5,902

	355,620	268,601

EBITDA from continuing operations (1)	117,608	104,196
Depreciation and amortization	50,896	41,968
Interest expense	26,865	31,640

	77,761	73,608

Income from continuing operations before income taxes	39,847	30,588
Provision for income taxes	14,445	8,447

Income from continuing operations	25,402	22,141
Loss from discontinued operations, net of tax	—	(92)
Cumulative effect of accounting change, net of tax	—	370

Net income	$25,402	$22,419

Basic income per common share:
Income from continuing operations	$0.25	$0.22
Income (loss) from discontinued operations, net of tax	0.00	0.00
Cumulative effect of accounting change, net of tax	0.00	0.00

Net income	$0.25	$0.22

Diluted income per common share:
Income from continuing operations (2)	$0.23	$0.22
Income (loss) from discontinued operations, net of tax	0.00	0.00
Cumulative effect of accounting change, net of tax	0.00	0.00

Net income	$0.23	$0.22

Weighted average common and common equivalent shares outstanding:
Basic	103,405	100,759

Diluted	117,619	111,428

Gross profit percentage:
U.S. rentals	61%	58%
International rentals	65%	66%
Parts, service and used equipment	18%	17%
Compressor and accessory fabrication	20%	15%
Production and processing equipment fabrication	16%	12%

(1)	EBITDA from continuing operations consists of consolidated income from continuing operations before interest expense, provision for income taxes, and depreciation and amortization. We believe that EBITDA is a commonly used measure of financial performance for valuing companies in our industry. EBITDA should not be considered as an alternative to measures prescribed by generally accepted accounting principles and may not be comparably calculated from one company to another.

	Three Months Ended
	March 31,
	2007	2006
EBITDA Reconciliation
Income from continuing operations	$25,402	$22,141
Add:
Depreciation and amortization	50,896	41,968
Interest expense	26,865	31,640
Provision for income taxes	14,445	8,447

EBITDA from continuing operations	$117,608	$104,196

(2)	Net income for the diluted earnings per share calculation for the quarter ended March 31, 2007 is adjusted to add back interest expense and amortization of financing costs totaling $1.6 million, net of tax, relating to the Company’s convertible senior notes due 2014 and convertible subordinated notes due 2029. Net income for the diluted earnings per share calculation for the quarter ended March 31, 2006 is adjusted to add back interest expense and amortization of financing costs totaling $1.8 million, net of tax, relating to the Company’s convertible senior notes due 2014.